EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated 23 February 2011 (31 March 2011 as to the consolidating financial information included in Note 45), relating to the financial statements of The Royal Bank of Scotland Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the consolidating financial information included in Note 45), and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2010,  in the following Registration Statements:

Form Registration Statement No.

F-3 333-162219
F-3 333-123972
F-3 333-100661
F-3 333-73950
S-8 333-160220
S-8 333-85208
S-8 333-115726
S-8 333-120980
S-8 333-130558
S-8 333-153673
S-8 333-171227

/s/ Deloitte LLP

DELOITTE LLP
Edinburgh, United Kingdom
31 March 2011